                                                                      Exhibit 11


                               CABOT CORPORATION

   Earnings per Common Share for the Three Month Period Ended March 31, 1994

             Statement Regarding Computation of Per Share Earnings

                    (In thousands, except per share amounts)


                                                         Primary      Fully Diluted
Shares of common stock outstanding at January 1, 1994,
     less treasury stock                                 18,779         18,779

Plus net weighted shares of treasury stock issued             6              6

Plus common stock equivalents:

     Effect of convertible preferred stock conversion         -          1,557
     Effect of equity incentive awards                      304            310
                                                       ---------      ---------
Weighted average shares outstanding                      19,089         20,652
                                                       =========      =========
Income applicable to common shares                     $ 21,451       $ 21,451

Dividends on preferred stock                                  -            897

Preferred stock conversion compensation shortfall             -           (624)
                                                       ---------      ---------
Earnings applicable to common shares                   $ 21,451       $ 21,724
                                                       =========      =========
Earnings per common share                              $   1.12       $   1.05
                                                       =========      =========

                                                                      EXHIBIT 11


                               CABOT CORPORATION

    Earnings per Common Share for the Six Month Period Ended March 31, 1994

             Statement Regarding Computation of Per Share Earnings

                    (In thousands, except per share amounts)

                                                         Primary        Fully Diluted
Shares of common stock outstanding at October 1, 1993,
     less treasury stock                                 18,726           18,726

Plus net weighted shares of treasury stock issued            44               44

Plus common stock equivalents:

     Effect of convertible preferred stock conversion         -            1,557
     Effect of equity incentive awards                      314              314
                                                       ---------        --------
Weighted average shares outstanding                      19,084           20,641
                                                       =========        ========
Income applicable to common shares                     $ 36,510         $ 36,510

Dividends on preferred stock                                  -            1,796

Preferred stock conversion compensation shortfall             -           (1,250)
                                                       ---------        --------
Earnings applicable to common shares                   $ 36,510         $ 37,056
                                                       =========        ========
Earnings per common share                              $   1.91         $   1.80
                                                       =========        ========